Exhibit 99.1

Barinthus Bio Reports Second Quarter 2025 Financial Results and Updates on Corporate Developments

•	The final cohort of the single ascending dose (SAD) part of the Phase 1 AVALON trial initiated, with the SAD data readout expected early in the fourth quarter of 2025;
•	The multiple ascending dose (MAD) part of the AVALON trial initiated;
•	Available resources and cash runway guidance into 2027 remains unchanged.

GERMANTOWN, Maryland, August 7, 2025 (GLOBE NEWSWIRE) – Barinthus Biotherapeutics plc (NASDAQ: BRNS) (“Barinthus Bio,” or the “Company”), an immunology and inflammation (“I&I”) company focused on developing therapies that promote immune tolerance with curative potential, today announced its financial results for the quarter ended June 30, 2025, and provided an overview of the Company’s corporate developments.

“In the second quarter, we remained laser-focused on advancing VTP-1000, our highly differentiated immunotherapy designed to prevent or reduce symptoms following gluten exposure in patients with celiac disease,” said Bill Enright, Chief Executive Officer of Barinthus Bio. “We are currently screening patients for the last cohort of the SAD portion of the Phase 1 AVALON trial, and as planned, we initiated the MAD portion of the trial, which includes a gluten challenge, enabling us to assess the potential efficacy of VTP-1000 at this early stage. We look forward to reporting topline data from the SAD portion of the trial early in the fourth quarter of 2025.”

Recent Corporate Developments

Clinical Developments and Upcoming Milestones

•	Phase 1 AVALON trial of VTP-1000 in patients with celiac disease
•	Part A: SAD:
•	The first two cohorts have been dosed with no treatment related serious adverse events (“SAEs”) reported.
•	The third and final cohort in the SAD part of the trial is ongoing.
•	SAD data is expected early in the fourth quarter of 2025.
•	Part B: MAD:
•	MAD portion of the trial was initiated in July 2025.
•	MAD data is expected in mid-2026.

•	Phase 1 trial of VTP-850 in patients with prostate cancer
•	The trial is now complete; VTP-850 was well tolerated in this population of elderly prostate cancer patients.
•	Data shows encouraging signs of immunogenicity and will be used to facilitate partnering discussions.

Corporate Updates

•	Barinthus Bio continues to actively seek partners to advance its VTP-300 program in chronic hepatitis B, its VTP-850 program in prostate cancer and other viral vector-based assets.

Second Quarter 2025 Financial Highlights

•	Cash: As of June 30, 2025, cash, cash equivalents and restricted cash was $87.8 million, compared to $100.6 million as of March 31, 2025. The $12.8 million decrease is a result of the net cash used in operating activities of $18.1 million for the development of our pipeline and general corporate expenses, offset by a $5.3 million translational gain from the conversion of balances in pound sterling denominated entities to the United States dollar reporting currency. Based on current research and development plans, the Company expects its available resources to fund its operating expenses and capital expenditure requirements into 2027.

•	Research and Development Expenses: Research and development expenses were $8.0 million in the second quarter of 2025 compared to $8.3 million for the first quarter of 2025, with the decrease attributable to a reduction in preclinical activity and a reduction in workforce. The quarter-on-quarter research and development expenses per program are outlined in the following table, with the expense primarily attributable to completion and presentation of preliminary results data from the two phase 2 clinical trials of VTP-300 that were presented at the European Association for the Study of the Liver (“EASL”) Congress 2025 in May, and the continued progression of the phase 1 AVALON clinical trial of VTP-1000 in celiac disease. It is anticipated that research and development expenses related to the legacy programs in infectious disease and oncology will reduce going forward as the ongoing clinical trials complete, and that research and development expenses related to autoimmune programs will continue or increase, as the clinical development continues.

	Three months ended June 30, 2025	Three months ended March 31, 2025	Change
	$000	$000	$000
Direct research and development expenses by program:
VTP-1000 Celiac	$1,782	$982	$800
VTP-300 HBV	1,837	1,350	487
Other clinical programs[1]	642	741	(99)
Other pre-clinical programs	449	419	30
Total direct research and development expenses	4,710	3,492	1,218
Indirect research and development expenses:
Personnel-related (including share-based compensation)2	2,450	3,944	(1,494)
Facility related	350	335	15
Other indirect costs	443	519	(76)
Total indirect research and development expenses	3,243	4,798	(1,555)
Total research and development expense	$7,953	$8,290	$(337)

1 This includes expenses relating to the infectious disease and oncology programs; VTP-850 Prostate cancer, VTP-200 HPV, VTP-600 NSCLC (the Phase 1/2a trial is sponsored by Cancer Research UK) and VTP-500 MERS (funded pursuant to an agreement with the Coalition for Epidemic Preparedness Innovations (“CEPI”). Expenses relating to these programs were previously presented separately, but are now aggregated for the prior period comparative.

2 This includes $0.1 million and $0.2 million for the six months ended June 30, 2025 and 2024, respectively, of personnel-related indirect expenses relating to time spent progressing the VTP-500 MERS program, which is funded by CEPI.

•	General and Administrative Expenses: General and administrative expenses were $15.4 million for the second quarter of 2025, compared to $12.6 million for first quarter of 2025. The increase of $2.8 million relates primarily to an increase in unrealized losses on foreign exchange driven mainly by translation of United States dollar balances in pound sterling denominated entities.

•	Net Loss: For the second quarter of 2025, the Company generated a net loss attributable to its shareholders of $21.1 million, or $(0.52) per share on both basic and fully diluted bases, compared to a net loss attributable to its shareholders of $19.7 million, or $(0.49) per share on both basic and fully diluted bases for the first quarter of 2025.

About Barinthus Bio

Barinthus Biotherapeutics (NASDAQ: BRNS) is a clinical-stage biopharmaceutical company focused on developing novel immunotherapeutic candidates for treating autoimmune and inflammatory diseases. Our guiding principle at the heart of Barinthus Bio is to help patients and their families by developing truly transformational and highly disease-specific immunotherapies that are potentially curative. Barinthus Bio's pipeline for I&I indications is enabled by our proprietary and highly differentiated platform for promoting immune tolerance, SNAP-TI, that is designed to guide a patient's T cells to a specific location to reduce inflammation and restore the natural state of immune non-responsiveness to healthy tissue. Our lead candidate, VTP-1000, is designed to restore immune non-responsiveness to gluten in patients with celiac disease and is currently in a Phase 1 clinical trial. Barinthus Bio’s differentiated technology platform and therapeutic approach, coupled with deep scientific expertise and focus on clinical development, uniquely positions the company to navigate towards delivering treatments that improve the lives of people with autoimmune and inflammatory diseases. For more information, visit www.barinthusbio.com.

Forward Looking Statements

This press release contains forward-looking statements regarding Barinthus Bio within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, which can generally be identified as such by use of the words “may,” “will,” “plan,” “forward,” “encouraging,” “believe,” “potential,” “expect,” and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements include, without limitation, express or implied statements regarding our future expectations, plans and prospects, including our product development activities and clinical trials, including timing for readouts of any preliminary, interim or final data for any of our programs, the timing for initiation of any clinical trials, our anticipated regulatory filings and approvals, our cash runway and cash burn, our ability to develop and advance our current and future product candidates and programs, and our ability to establish and maintain collaborations or strategic relationships. Any forward-looking statements in this press release are based on our management’s current expectations and beliefs and are subject to numerous risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks and uncertainties related to the success, cost and timing of our pipeline development activities and planned and ongoing clinical trials, including the risk that the timing for preliminary, interim or final data or initiation of our clinical trials may be delayed, the risk that interim or topline data may not reflect final data or results, our ability to execute on our strategy, regulatory developments, the risk that we may not achieve the anticipated benefits of our pipeline prioritization and corporate restructuring, our ability to fund our operations and access capital, our cash runway, including the risk that our estimate of our cash runway may be incorrect, global economic uncertainty, including disruptions in the banking industry, the conflicts in Ukraine, Iran, Israel and Gaza, tariffs imposed by the U.S. and other countries and other risks identified in our filings with the Securities and Exchange Commission (the “SEC”), including our most recent annual report on Form 10-K and subsequent filings we may make with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We expressly disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

BARINTHUS BIOTHERAPEUTICS PLC

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)

(UNAUDITED)

	As of June 30, 2025	As of December 31, 2024
ASSETS
Cash and cash equivalents	$86,259	$110,662
Restricted cash	1,525	1,738
Research and development incentives receivable	4,536	7,139
Prepaid expenses and other current assets	7,681	6,203
Assets held for sale	413	—
Total current assets	100,414	125,742
Property and equipment, net	4,514	7,373
Intangible assets, net	20,366	21,947
Right of use assets, net	3,323	4,384
Other assets	944	881
Total assets	$129,561	$160,327
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,800	2,474
Accrued expenses and other current liabilities	7,364	9,525
Deferred income	1,525	1,738
Operating lease liability - current	2,036	1,920
Total current liabilities	12,725	15,657
Non-current liabilities:
Operating lease liability - non-current	9,952	10,087
Contingent consideration	2,544	2,650
Other non-current liabilities	1,468	1,360
Deferred tax liability, net	391	438
Total liabilities	$27,080	$30,192
Commitments and contingencies (Note 15)
Stockholders’ equity:
Ordinary shares, £0.000025 nominal value; 40,348,665 shares authorized, issued and outstanding (December 31, 2024: authorized, issued and outstanding: 40,234,663)	1	1
Deferred A shares, £1 nominal value; 63,443 shares authorized, issued and outstanding (December 31, 2024: authorized, issued and outstanding: 63,443)	86	86
Additional paid-in capital	393,663	393,474
Accumulated deficit	(278,436)	(237,664)
Accumulated other comprehensive loss – foreign currency translation adjustments	(12,937)	(25,868)
Total stockholders’ equity attributable to Barinthus Biotherapeutics plc shareholders	102,377	130,029
Noncontrolling interest	104	106
Total stockholders’ equity	$102,481	$130,135
Total liabilities and stockholders’ equity	$129,561	$160,327

BARINTHUS BIOTHERAPEUTICS PLC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)

(UNAUDITED)

	Three months ended		Six months ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Operating expenses
Research and development	7,953	11,662	$16,243	$22,787
General and administrative	15,384	7,201	28,023	13,195
Total operating expenses	23,337	18,863	44,266	35,982
Other operating income	13	577	342	782
Loss from operations	(23,324)	(18,286)	(43,924)	(35,200)
Other income/(expense):
Interest income	523	635	1,079	1,410
Interest expense	(12)	(12)	(25)	(24)
Research and development incentives	1,342	693	1,644	1,287
Other income	320	20	395	20
Total other income, net	2,173	1,336	3,093	2,693
Loss before income tax	(21,151)	(16,950)	(40,831)	(32,507)
Tax benefit	25	7	47	44
Net loss	(21,126)	(16,943)	(40,784)	(32,463)
Net loss attributable to noncontrolling interest	2	12	12	43
Net loss attributable to Barinthus Biotherapeutics plc shareholders	(21,124)	(16,931)	(40,772)	(32,420)

Weighted-average ordinary shares outstanding, basic	40,343,521	39,041,111	40,304,584	38,907,296
Weighted-average ordinary shares outstanding, diluted	40,343,521	39,041,111	40,304,584	38,907,296
Net loss per share attributable to ordinary shareholders, basic	$(0.52)	$(0.43)	$(1.01)	$(0.83)
Net loss per share attributable to ordinary shareholders, diluted	$(0.52)	$(0.43)	$(1.01)	$(0.83)

Net loss	$(21,126)	$(16,943)	$(40,784)	$(32,463)
Other comprehensive gain/(loss) – foreign currency translation adjustments	8,295	164	12,941	(1,413)
Comprehensive loss	(12,831)	(16,779)	(27,843)	(33,876)
Comprehensive loss/(gain) attributable to noncontrolling interest	(5)	11	2	39
Comprehensive loss attributable to Barinthus Biotherapeutics plc shareholders	$(12,836)	$(16,768)	$(27,841)	$(33,837)

IR contact:

Kevin Gardner

Managing Director

LifeSci Advisors

+1 617-283-2856

kgardner@lifesciadvisors.com

Media contacts:

Alexis Feinberg

Vice President

ICR Healthcare

Alexis.feinberg@icrhealthcare.com

Jonathan Edwards

Associate Partner

ICR Healthcare

Barinthus@icrinc.com

Company contact:

ir@barinthusbio.com